Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Product supplement no. 1030-I dated February 29, 2008

Underlying supplement no. 720 dated February 29, 2008

Registration Statement no. 333-134553

Dated February 29, 2008

Rule 433

Preliminary Terms and Conditions, February 29, 2008

Annual Review Notes with Contingent Principal Protection Linked to the Least Performing Index in a Basket of Indices

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 1030-I dated February 29, 2008, underlying supplement no. 720 dated February 29, 2008, and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1030-I, underlying supplement no. 720, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 1030-I, underlying supplement no. 720, this term sheet and any other relevant terms supplement and the term sheet (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

The notes are designed for investors who seek early exit prior to maturity at a premium if the closing level of each Index is at or above its Call Level on any of the three annual Review Dates. If the notes are not called and the absolute value of the Index Return of the Least Performing Index is equal to or less than 25%, you will receive a cash payment, per $1,000 principal amount note, equal to your initial investment of $1,000 plus the product of $1,000 and the Absolute Index Return. However, you will lose some or all of your principal if your notes are not called and the absolute value of the Index Return of the Least Performing Index is more than 25%, as described below. Investors should be willing to forgo interest and dividend payments during the term of the notes and be willing to lose some or all of their principal.

Key Terms

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†
Issue Price:	$1,000 per note
Pricing Date:	[TBD], 2008‡
Settlement Date:	[TBD], 2008‡
Maturity Date:	[TBD], 2011‡††
Review Dates:	[TBD], 2009‡†† (the “First Review Date”), [TBD], 2010‡†† (the “Second Review Date”) and [TBD], 2011‡†† (the “Final Review Date”).
Call Settlement Date:	If the notes are called on the First Review Date or the Second Review Date, the third business day following such Review Date. If the notes are called on the Final Review Date, the Maturity Date. If the notes are not called there will be no Call Settlement Date. Instead, you will receive the Payment at Maturity, if any, on the Maturity Date.
Term:	Approximately 3 years
Basket:	A basket (the “Basket”) composed of the following three indices (each, an “Index” and, collectively, the “Indices”):

Index	Bloomberg Ticker	Initial Index Level*
Dow Jones EURO STOXX 50® Index	SX5E	[TBD]
Nikkei 225SM Index	NKY	[TBD]
S&P 500® Index	SPX	[TBD]
* The Initial Index Level for each Index will equal its closing level on the Pricing Date and will be determined on the Pricing Date.

Automatic Call:	The notes will be called if on any Review Date the closing level of each Index is above or equal to its Call Level.
Payment upon Automatic Call:

If the notes are called, on the applicable Call Settlement Date you will receive, for each $1,000 principal amount note, your principal of $1,000 plus a cash payment equal to $1,000 multiplied by the Call Premium for the related Review Date. Accordingly, your Payment upon Automatic Call will be calculated as follows:

$1,000 + ($1,000 × applicable Call Premium)

Call Premium:	For each Review Date, the Call Premium, per $1,000 principal amount note, are set forth below.

Review Date	Call Premium*	Call Premium* (in USD)	Total Payment if Called	Call Settlement Date
[TBD], 2009††	18.0% to 22.0%	$180 to $220	$1,180 to $1,220	[TBD], 2009††
[TBD], 2010††	36.0% to 44.0%	$360 to $440	$1,360 to $1,440	[TBD], 2010††
Final Review Date	54.0% to 66.0%	$540 to $660	$1,540 to $1,660	Maturity Date

*   The actual percentages applicable to the First Review Date, the Second Review Date and the Final Review Date will be determined on the Pricing Date but will not be less than 18%, 36% and 54%, respectively.

Call Level:	With respect to each Index, 100% of the its Index Level.
Protection Percentage:	25%
Payment at Maturity:

If the notes are not automatically called and the Ending Index Level of the Least Performing Index is below its Initial Index Level by a percentage amount equal to or less than the Protection Percentage, at maturity you will receive a cash payment, per $1,000 principal amount note, equal to:

$1,000 + ($1,000 × Absolute Index Return)

If the notes are not automatically called and the Ending Index Level of the Least Performing Index is below its Initial Index Level by more than the Protection Percentage, at maturity you will receive a cash payment, per $1,000 principal amount note, equal to:

$1,000 + ($1,000 × Index Return of the Least Performing Index)

If the notes are not automatically called and the Index Return of the Least Performing Index is less than -25%, you will lose some or all of your investment.

Absolute Index Return:	The absolute value of the Index Return of the Least Performing Index.
Least Performing Index:	The Index with the lowest Index Return of the Indices included in the Basket.
Index Return:	With respect to each Index, the Index Return will equal: Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	With respect to each Index, its closing level on the Pricing Date.
Ending Index Level:	With respect to each Index, its closing level on the Final Review Date.
Denominations:	$1,000 per note and integral multiples thereof.
Minimum Investment:	$10,000
CUSIP:	[TBD]
ISIN:	[TBD]

‡	Expected. In the event that we make any change to the expected Pricing Date and the Settlement Date, the Review Dates and the Maturity Date will be changed so that the stated term of the notes and the frequency of the Review Dates remain the same.

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” or “Description of Notes – Automatic Call,” as applicable, in the accompanying product supplement no. 1030-I.

Investing in the Annual Review Notes with Contingent Principal Protection Linked to the Least Performing Index in a Basket of Indices involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 1030-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 720 and “ Selected Risk Factors” beginning on page PS-4 of this term sheet.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of the notes, or reject any offer to purchase the notes, prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 1030-I, underlying supplement no. 720 and any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees (2)	Proceeds to Us
Per note	$1,000.00	$25.00	$975.00
Total	$	$	$
(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedges as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedges.

(2)

Lehman Brothers Inc. will receive fees of up to $25.00 per $1,000 principal amount, or 2.50%, and may use some or all of these fees to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

February 29, 2008	MTNI[•]

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in product supplement no. 1030-I (which supplements the description of the general terms of the notes) and underlying supplement no. 720 (which describes the Indices, as defined herein, including risk factors specific to them). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1030-I, underlying supplement no. 720, this term sheet and any other relevant terms supplement for complete details. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 1030-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1030-I and “Risk Factors” in the accompanying underlying supplement no. 720, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1030-I dated February 29, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508043770/d424b2.htm

•	Underlying supplement no. 720 dated February 29, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508043640/d424b2.htm

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

Appreciation Potential: If the closing level of each Index on a given Review Date is equal to or above such Index’s Call Level, the notes will automatically be called and your investment will yield a payment per $1,000 principal amount note equal to the sum of (i) $1,000 and (ii) $1,000 multiplied by the applicable Call Premium. Because the notes are our senior unsecured obligations, payment of any amount if automatically called or at maturity is subject to our ability to pay our obligations as they become due.

•

Potential Early Exit with Appreciation as a Result of Automatic Call Feature: While the original term of the notes is three years, the notes will be automatically called before maturity if the closing level of each Index is at or above its Call Level on a Review Date and you will be entitled to the applicable payment set forth on the cover of this term sheet.

•

Limited Protection Against Loss: If the notes are not automatically called and the Ending Index Level of the Least Performing Index is less than its Initial Index Level by no more than the Protection Percentage of 25%, you will be entitled to receive at maturity a cash payment equal to your principal plus the product of your principal and the Absolute Index Return. If the Ending Index Level of the Least Performing Index is less than its Initial Index Level by more than 25%, you will lose some or all of your investment.

•

Diversification Among the Indices: The return on the notes is linked to the performance of the Least Performing Index in a basket of indices consisting of the S&P 500® Index, the Nikkei 225SM Index and the Dow Jones EURO STOXX 50® Index. The S&P 500® Index consists of 500 companies chosen to approximate the distribution of industries in the common stock population of the U.S. equity market. The Nikkei 225SM Index consists of 225 stocks listed on the First Section of the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Eurozone. For additional information about each Index, see the information set forth under “The S&P 500® Index”, “The Nikkei 225SM Index” and “The Dow Jones EURO STOXX 50® Index” in the accompanying underlying supplement no. 720.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 1030-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1030-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the stocks included in the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1030-I and in the “Risk Factors” section of the accompanying underlying supplement no. 720. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

Your Investment in the Notes May Result in a Significant Loss: The notes do not pay interest and do not guarantee any return of principal. If the notes are not automatically called and the Ending Index Level of the Least Performing Index is less than its Initial Index Level by more than the Protection Percentage of 25%, you will lose some or all of your investment.

•

Limited Return on the Notes: Your potential gain on the notes will be limited to the applicable Call Premium, as set forth on the cover of this term sheet, regardless of the appreciation in the Indices, which may be significant. Similarly, because the determination of whether the notes will be called will be based on the closing levels of the Indices on a limited number of Review Dates, your return may be adversely affected by a sudden or temporary decrease in the closing levels of the Indices on any or all of the Review Dates. Conversely, you will not benefit from higher Index closing levels at any time during the term of the notes other than the Review Dates. As a result, you may receive a lower return on the notes than you would receive if you were to take a position in the stocks underlying the Indices or in contracts relating to the Indices.

•

You Are Exposed to the Closing Level Risk of Each Index: Your payment upon an automatic call or at maturity, if any, is not linked to the aggregate performance of the Indices. Rather, your payment upon an automatic call or at maturity will be contingent upon the performance of each Index individually. Unlike an investment in an instrument with a return linked to a basket of stock indices or other underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of the Indices. Poor performance of any of the Indices over the term of the notes may negatively affect your return on the notes in the event of an automatic call, if any, or at maturity and will not be offset or mitigated by a positive performance of the other Indices. Accordingly, your investment is subject to the closing level risk of each Index.

•

If the Index Return of the Least Performing Index is Negative and the Absolute Value of that Index Return is Not Significantly Different from the Protection Percentage, the Return on the Notes Will Be Extremely Sensitive to Small Differences in the Ending Index Level of the Least Performing Index: If the notes are not automatically called, a negative Index Return of the Least Performing Index whose absolute value is not more than the Protection Percentage will result in a gain equal to the product of the absolute value of that Index Return and your initial investment. In contrast, a negative Index Return of the Least Performing Index whose absolute value exceeds 25%, the Protection Percentage, will result in a loss equal to the product of the absolute value of that Index Return and your initial investment. If the notes are not automatically called, an Ending Index Level of the Least Performing Index that reflects, for example, an Index Return of -25.0% would result in your receiving, at maturity, a positive return of 25% on your initial investment, whereas an incrementally lower Ending Index Level of the Least Performing Index, reflecting an Index Return of -25.1%, would result in a loss, at maturity, of 25.1% of your initial investment. In this example, a change of -0.1% in the Index Return of the Least Performing Index would lead to a difference of over 50% in the return on your notes. Consequently, you should note that for an Index Return of the Least Performing Index in the vicinity of -25%, a small negative change in that Index’s Ending Index Level could have a profound adverse effect on the return on your notes.

•

In Certain Circumstances, Your Payment at Maturity Will Be Determined by the Least Performing Index: If the notes are not automatically called and the Index Return of the Least Performing Index is less than -25%, your Payment at Maturity will be determined by reference to the Least Performing Index. Under such circumstances, your Payment at Maturity will be less than 75% of the principal amount of your notes and may be zero, even if the Ending Index Levels of the Indices other than the Least Performing Index represent significant appreciation from such Indices’ Initial Index Levels.

•

The Index Return For the Nikkei 225SM Index and the Dow Jones EURO STOXX 50® Index Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Nikkei 225SM Index and the Dow Jones EURO STOXX 50® Index: The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the Nikkei 225SM Index and Dow Jones EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•

An Investment in the Notes is Subject to Risks Associated With Non-U.S. Securities Markets: The stocks that constitute the Nikkei 225SM Index and Dow Jones EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

•

No Interest or Dividend Payments or Voting Rights: As a holder of the notes, you will not receive interest payments, and you will not have voting rights, or rights to receive dividend payments or other distributions, or other rights that holders of stocks underlying the Indices would have.

•

Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other affiliates of ours may act as principals, agents or dealers in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell you the notes instead of other investments. We will pay compensation of up to $25.00 per note to the principals, agents and dealers in connection with the distribution of the notes.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market in the notes, the price at which you will be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market may be limited.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment described in this term sheet on any Call Settlement Date or at maturity is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD THE NOTES TO MATURITY.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Indices or the Value of the Notes: We, our affiliates and our agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we, our affiliates and our agents may from time to time express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and our agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes.

•

Many Economic and Market Factors Will Influence the Value of the Notes: The value of the notes will be affected by a number of economic and market factors, in addition to the level of the Indices and interest rates on any trading day, that may either offset or magnify each other and which are set out in more detail in product supplement no. 1030-I.

•

Creditworthiness of Issuer: An investment in the notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the notes.

•	Uncertain Tax Treatment: Significant aspects of the tax treatment of the notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the notes.

Examples of Hypothetical Amounts Payable Upon An Automatic Call or at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical Payments at Maturity and Payments upon Automatic Call on a $1,000 investment in the notes, based on a range of hypothetical closing levels of the Least Performing Index on each of the Review Dates. The following table assumes that the Least Performing Index will be the least performing Index relative to the other Indices on all Review Dates, and that the Call Premium is 20.00% for the First Review Date, 40.00% for the Second Review Date and 60.00% for the Final Review Date (based on the midpoint of the ranges of 18% to 22%, 36% to 44% and 54% to 66%, on the First Review Date, Second Review Date and the Final Review Date, respectively; the actual percentages will be determined on the Pricing Date). We make no representation or warranty as to which of the Indices will be the Least Performing Index for the purposes of calculating your actual Payment at Maturity.

For this table of hypothetical Payments at Maturity and Payments upon Automatic Call, we have also assumed the following:

•	Initial Index Level of the Least Performing Index: 1,000

•	Call Level of the Least Performing Index: 1,000

•	Protection Percentage: 25%

Hypothetical closing level of the Least Performing Index on the First Review Date	Hypothetical closing level of the Least Performing Index on the Second Review Date	Hypothetical closing level of the Least Performing Index on the Final Review Date	Hypothetical Payment upon Automatic Call at first Call Settlement Date	Hypothetical Payment upon Automatic Call at second Call Settlement Date	Hypothetical Payment upon Automatic Call at third Call Settlement Date	Hypothetical Payment at Maturity	Hypothetical Index Return of the Least Performing Index at Maturity
200	300	600	N/A	N/A	N/A	$600	-40.00%
200	300	700	N/A	N/A	N/A	$700	-30.00%
200	300	800	N/A	N/A	N/A	$1,200	-20.00%
200	300	900	N/A	N/A	N/A	$1,100	-10.00%
200	400	950	N/A	N/A	N/A	$1,050	-5.00%
200	500	1,000	N/A	N/A	$1,600	$1,600	0.00%
200	600	1,150	N/A	N/A	$1,600	$1,600	15.00%
200	700	1,300	N/A	N/A	$1,600	$1,600	30.00%
200	800	1,450	N/A	N/A	$1,600	$1,600	45.00%
300	900	1,600	N/A	N/A	$1,600	$1,600	60.00%
400	950	1,750	N/A	N/A	$1,600	$1,600	75.00%
500	1,000	N/A	N/A	$1,400	N/A	N/A	N/A
600	1,150	N/A	N/A	$1,400	N/A	N/A	N/A
700	1,300	N/A	N/A	$1,400	N/A	N/A	N/A
800	1,450	N/A	N/A	$1,400	N/A	N/A	N/A
900	1,600	N/A	N/A	$1,400	N/A	N/A	N/A
950	1,750	N/A	N/A	$1,400	N/A	N/A	N/A
1,000	N/A	N/A	$1,200	N/A	N/A	N/A	N/A
1,150	N/A	N/A	$1,200	N/A	N/A	N/A	N/A
1,300	N/A	N/A	$1,200	N/A	N/A	N/A	N/A
1,450	N/A	N/A	$1,200	N/A	N/A	N/A	N/A
1,600	N/A	N/A	$1,200	N/A	N/A	N/A	N/A
1,750	N/A	N/A	$1,200	N/A	N/A	N/A	N/A

The following examples illustrate the calculation of the hypothetical Payment at Maturity or Payment upon Automatic Call set forth in the highlighted rows in the table.

Example 1 (fifth highlighted row): The closing level of the Least Performing Index (which is also the least performing Index at all times during the term of the notes for the purpose of this example) increases from the Initial Index Level of 1,000 to a closing level of 1,150 on the First Review Date. Because the closing level of the Least Performing Index of 1,150 is above the Call Level of 1,000, the notes are automatically called and you would receive a single payment of $1,200.00 per $1,000 principal amount note, calculated as follows:

$1,000 + (20.00% × $1,000) = $1,200.00

Example 2 (fourth highlighted row): The closing level of the Least Performing Index (which is also the least performing Index at all times during the term of the notes for the purpose of this example) decreases from the Initial Index Level of 1,000 to 600 on the First Review Date and increases to 1,150 on the Second Review Date. Because the closing level of the Least Performing Index is below the Call Level on the First Review Date, the notes are not automatically called on that Review Date. However, because the closing level of the Least Performing Index is above the Call Level of 1,000 on the Second Review Date, the notes are automatically called on the Second Review Date and you would receive a single payment of $1,400.00 per $1,000 note, calculated as follows:

$1,000 + (40.00% × $1,000) = $1,400.00

Example 3 (third highlighted row): The closing level of the Least Performing Index (which is also the least performing Index at all times during the term of the notes for the purpose of this example) decreases from the Initial Index Level of 1,000 to 200 on the First Review Date, increases to 600 on the Second Review Date, and increases to 1,150 on the Final Review Date. Because the closing level of the Least Performing Index is below the Call Level on the First Review Date and the Second Review Date, the notes are not automatically called on those Review Dates. Because the closing level of the Least Performing Index of 1,150 on the Final Review Date is above the Call Level of 1,000, the notes are automatically called on the Final Review Date and you would receive a single payment of $1,600.00 per $1,000 note, calculated as follows:

$1,000 + (60.00% × $1,000) = $1,600.00

Example 4 (second highlighted row): The closing level of the Least Performing Index (which is also the least performing Index at all times during the term of the notes for the purpose of this example) decreases from the Initial Index Level of 1,000 to 200 on the First Review Date, increases to 300 on the Second Review Date and increases to 800, on the Final Review Date. Because the closing level of the Least Performing Index is below the Call Level on all Review Dates, the notes are not called. Because the Index Return of the Least Performing Index is not less than -25%, you would receive a single payment of $1,200 per $1,000 note, calculated as follows:

$1,000 + ($1,000 × 20.00%) = $1,200

Example 5 (first highlighted row): The closing level of the Least Performing Index (which is also the least performing Index at all times during the term of the notes for the purpose of this example) decreases from the Initial Index Level of 1,000 to 200 on the First Review Date, decreases further to 300 on the Second Review Date and increases to 700 on the Final Review Date. Because the closing level of the Least Performing Index is below the Call Level on all Review Dates, the notes are not called. Because the Index Return of the Least Performing Index is less than -25%, you would receive a single payment of $700.00 per $1,000 note, calculated as follows:

$1,000 + ($1,000 × -30.00%) = $700.00

Historical Information

The following graphs set forth the daily historical closing levels of each Index from February 27, 2003 through February 27, 2008. The closing level of the Dow Jones EURO STOXX 50® Index on February 27, 2007 was 3,856.69. The closing level of the Nikkei 225SM Index on February 27, 2008 was 14,031.30. The closing level of the S&P 500® Index on February 27, 2008 was 1,380.02. We obtained the closing levels below from Bloomberg Financial Markets, without independent verification. The closing levels may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

We obtained the various Index closing levels below from Bloomberg Financial Markets, and, accordingly, make no representation or warranty as to their accuracy or completeness. The historical levels of the Indices should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on the Review Dates. We cannot give you assurance that the performance of the Indices will result in any return on your investment.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase from us, all of the notes at the price indicated on the cover of the pricing supplement that will contain the final pricing terms of the notes.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We have granted to Lehman Brothers Inc. an option to purchase, at any time within 13 days of the original issuance of the Notes, up to $[            ] additional aggregate principal amount of notes solely to cover over-allotments. To the extent that the option is exercised, Lehman Brothers Inc. will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, the underwriting discount and proceeds to Lehman Brothers Holdings Inc. would be $[            ], $[            ] and $[            ], respectively.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes, and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

PS-10